Castle Brands Announces Fiscal 2014 Second Quarter Results

- - -

Net Sales Increase 13% in the Quarter Driven by Strong Growth of Whiskies and Rum

NEW YORK— November 13, 2013 -- Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and six month periods ended September 30, 2013.

Operating highlights for the quarter ended September 30, 2013:

•	Net sales increased 13% to $11.7 million as compared to $10.3 million for the comparable prior-year period.

•	Loss from operations improved 61.3% to a loss of $(0.2) million, compared to a loss of $(0.5) million in the comparable prior-year period.

•	Company records for first time in its history positive quarterly EBITDA, as adjusted, with a gain of $0.1 million, compared to a loss of ($0.1) million in the comparable prior-year period.

•	Strong growth of the Jefferson’s bourbons and rye led to a 27.8% increase in whiskey revenues from the prior-year period.

•	Gosling’s Black Seal Rum was named a “Hot Prospect” by Impact, a leading wine and spirits industry newsletter, based on accelerated sales growth in recent years.

•	Gosling's Stormy Ginger Beer case sales increased 48.8% to over 110,000 cases compared to approximately 75,000 cases in the prior-year period.

“Our core brands, including Gosling’s rum and Jefferson’s bourbons and rye whiskies, continue to show very strong growth, well above industry averages. We expect this growth to continue, fostered by the work of our recently-formed Strategic Planning Committee. Top line growth, coupled with our ability to contain expenses, resulted in positive EBITDA, as adjusted, for the quarter. We expect these trends to continue as we work to build the value of our brands. It is important to note that the net loss attributable to common shareholders of $4.6 million was primarily due to $4.2 million of non-cash charges,” said Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The great success of Jefferson’s brings with it capital requirements for aged bulk bourbon, raw materials and finished goods inventory to meet demand. In August, the Company placed $1.25 million of junior notes and in October, the Company placed an additional $2.125 million of junior convertible notes. These funds are being used to finance the growth of Jefferson’s and our other core brands,” said John Glover, Chief Operating Officer of Castle Brands. “It is also very encouraging to see the continued dramatic increase in sales of Gosling’s Stormy Ginger Beer, as this bodes well for the Dark ‘n Stormy® cocktail, an important driver of Gosling’s sales,” Mr. Glover added.

In the second quarter of fiscal 2014, the Company had net sales of $11.7 million, a 13% increase from net sales of $10.3 million in the comparable prior-year period. Loss from operations was ($0.2) million in the second quarter of fiscal 2014, an improvement of 61.3% from a loss of ($0.5) million for the prior-year period. Including a $3.5 million non-cash charge for the change in fair value of warrant liability and $0.7 million of other non-cash charges, the Company had a net loss attributable to common shareholders of ($4.6) million, or $(0.04) per basic and diluted share, in the second quarter of fiscal 2014, as compared to a net loss attributable to common shareholders of ($1.1) million, or $(0.01) per basic and diluted share, including a $0.2 million non-cash gain on the change in fair value of warrant liability, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2014 improved to a gain of $0.1 million, compared to a loss of ($0.1) million in the comparable prior year period.

For the six months ended September 30, 2013, the Company had net sales of $22.1 million, a 10.2% increase from $20.0 million in the prior-year period. Loss from operations was ($0.7) million for the six months ended September 30, 2013, an improvement of 48.5% from a loss of ($1.3) million for the comparable fiscal 2013 period. Including a $4.0 million non-cash charge for the change in fair value of warrant liability and $1.0 million of other non-cash charges, the Company had a net loss attributable to common shareholders of ($6.1) million, or $(0.06) per basic and diluted share, in the first six months of fiscal 2014, compared to a net loss attributable to common shareholders of ($2.1) million or $(0.02) per basic and diluted share, including a $0.1 million non-cash gain on the change in fair value of warrant liability, in the comparable fiscal 2013 period.

EBITDA, as adjusted, for the first six months of fiscal 2014 improved 94% to a loss of ($0.03) million, compared to a loss of ($0.6) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to non-controlling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company's Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management's estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.

Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling's Rum®, Jefferson's®, Jefferson's Presidential SelectTM and Jefferson's Reserve® Bourbon, Jefferson's® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Raspicello and Peachcello, Brady's® Irish Cream, Boru® Vodka, Celtic Honey® Liqueur and Castello MioTM Sambuca. Additional information concerning the Company is available on the Company's website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, growth, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "expects," "predicts," "could," "projects," "potential" and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current economic environment. More information about these and other factors are described under the caption "Risk Factors" in Castle Brands' Annual Report on Form 10-K for the year ended March 31, 2013 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2013	2012	2013	2012
Sales, net*	$11,659,707	$10,317,737	$22,078,324	$20,037,164
Cost of sales*	7,475,352	6,594,889	13,975,505	12,881,664
Provision for obsolete inventory	--	100,000	--	100,000

Gross profit	4,184,355	3,622,848	8,102,819	7,055,500

Selling expense	2,933,150	2,770,866	5,828,533	5,393,858
General and administrative expense	1,244,459	1,159,606	2,510,064	2,488,206
Depreciation and amortization	214,638	229,857	427,762	460,939

Loss from operations	(207,892)	(537,481)	(663,540)	(1,287,503)

Other expense	(174)	(16)	(174)	(16)
Loss from equity investment in non-consolidated affiliate	(17,956)	(11,075)	(24,077)	(10,727)
Foreign exchange loss	(171,863)	(218,113)	(111,523)	(22,172)
Interest expense, net	(268,480)	(136,816)	(497,299)	(247,837)
Net change in fair value of warrant liability	(3,519,164)	162,607	(3,966,415)	71,279
Income tax benefit	37,038	37,038	74,076	74,076

Net loss	(4,148,491)	(703,856)	(5,188,952)	(1,422,900)
Net income attributable to noncontrolling interests	(278,044)	(197,440)	(530,416)	(307,897)

Net loss attributable to controlling interests	(4,426,535)	(901,296)	(5,719,368)	(1,730,797)

Dividend to preferred shareholders	(187,978)	(184,199)	(377,910)	(364,150)

Net loss attributable to common shareholders	$(4,614,513)	$(1,085,495)	$(6,097,278)	$(2,094,947)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.04)	$(0.01)	$(0.06)	$(0.02)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	110,459,802	108,491,137	109,944,744	108,441,966

* Sales, net and Cost of sales include excise taxes of $1,588,959 and $1,532,880 for the three months ended September 30, 2013 and 2012, respectively, and $3,013,179 and $2,914,421 for the six months ended September 30, 2013 and 2012, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of Net Loss to EBITDA, as adjusted

(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net loss attributable to common shareholders	$(4,614,513)	$(1,085,494)	$(6,097,278)	$(2,094,947)
Adjustments:
Interest expense, net	268,480	136,816	497,299	247,837
Income tax benefit	(37,038)	(37,038)	(74,076)	(74,076)
Depreciation and amortization	214,638	229,857	427,762	460,939
EBITDA (loss)	(4,168,433)	(755,859)	(5,246,293)	(1,460,247)
Allowance for doubtful accounts	15,312	6,000	25,812	12,000
Allowance for obsolete inventory	--	100,000	--	100,000
Stock-based compensation expense	105,216	79,748	177,749	138,928
Other expense	174	16	174	16
Loss from equity investment in non-consolidated affiliate	17,956	11,075	24,077	10,727
Foreign exchange loss	171,863	218,113	111,523	22,172
Net change in fair value of warrant liability	3,519,164	(162,607)	3,966,415	(71,279)
Net income attributable to noncontrolling interests	278,044	197,440	530,416	307,897
Dividend to preferred shareholders	187,978	184,199	377,910	364,150
EBITDA income (loss), as adjusted	127,274	(121,875)	(32,217)	(575,636)

# # #

Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com